Exhibit 99.2

TAYLOR CAPITAL GROUP, INC., UST #83
Certification of Chief Financial Officer Pursuant to Section 111(b)(4) of the
Emergency Economic Stabilization Act of 2008 (“EESA”)
for the period January 1, 2012 through June 19, 2012 (the “Final Period”) (1)

I, Randall T. Conte, Chief Operating Officer and Chief Financial Officer, certify, based on my knowledge, that:
(i)    The compensation committee of Taylor Capital Group, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during the Final Period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Taylor Capital Group, Inc.;
(ii)    The compensation committee of Taylor Capital Group, Inc. has identified and limited during any part of the Final Period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Taylor Capital Group, Inc. and has identified any features of the employee compensation plans that pose risks to Taylor Capital Group, Inc. and has limited those features to ensure that Taylor Capital Group, Inc. is not unnecessarily exposed to risks;
(iii)    The compensation committee has reviewed, at least every six months during the Final Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Taylor Capital Group, Inc. to enhance the compensation of an employee, and has limited any such features;
(iv)    The compensation committee of Taylor Capital Group, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v)    The compensation committee of Taylor Capital Group, Inc. will provide a narrative description of how it limited during any part of the Final Period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Taylor Capital Group, Inc.; (B) employee compensation plans that unnecessarily expose Taylor Capital Group, Inc. to risks; and (C) employee compensation plans that could encourage the manipulation of reported earnings of Taylor Capital Group, Inc. to enhance the compensation of an employee;
(vi)    Taylor Capital Group, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the Final Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii)    Taylor Capital Group, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the Final Period;
(viii)    Taylor Capital Group, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the Final Period;

(1) All of the outstanding Taylor Capital Group, Inc. Fixed Rate Cumulative Perpetual Preferred Stock, Series B, was sold by the U.S. Treasury via auction on June 19, 2012.

(ix)    Taylor Capital Group, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the Final Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
(x)    Taylor Capital Group, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the Final Period;
(xi)    Taylor Capital Group, Inc. will disclose the amount, nature, and justification for the offering, during any part of the Final Period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii)    Taylor Capital Group, Inc. will disclose whether Taylor Capital Group, Inc., the board of directors of Taylor Capital Group, Inc., or the compensation committee of Taylor Capital Group, Inc. has engaged during any part of the Final Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii)    Taylor Capital Group, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the Final Period;
(xiv)    Taylor Capital Group, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Taylor Capital Group, Inc. and Treasury, including any amendments;
(xv)    N/A; and
(xvi)    I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001.)

Dated:    March 8, 2013

/s/ Randall T. Conte
Randall T. Conte
Chief Operating Officer and Chief Financial Officer

(1) All of the outstanding Taylor Capital Group, Inc. Fixed Rate Cumulative Perpetual Preferred Stock, Series B, was sold by the U.S. Treasury via auction on June 19, 2012.